Exhibit 10.40

ADVERTISING PLACEMENT AND SPONSORED CONTENT AGREEMENT

This Advertising Placement and Sponsored Articles Agreement, dated as of August 10, 2017 (this “Agreement”), is made by and among Western Hemp Genetics Ltd., a company incorporated pursuant to the federal laws of Canada (the “Advertiser” or “Western Hemp”) and Trans-High Corporation, a New York corporation (the “Publisher” or the “Company”). Western Hemp and the Company are each individually sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, as of August 10, 2017 the Company entered into an asset purchase agreement with Bio Cup Canada Music Festival Ltd., a corporation organized and existing under the laws of British Columbia, Canada (“BioCup”), Matthew Harvey, an individual (“Harvey”); Derrick Kendall, an individual (“Kendall”); and Hightimes Holding Corp., a Delaware corporation and parent company of the Publisher (“HTH” or the “Parent”), pursuant to which Harvey, Kendall and BioCup (collectively, the “Selling Parties”) agreed to sell and Transfer (as defined under the Purchase Agreement) to the Company certain Transferred Assets in consideration for the Purchase Price Shares as defined and set forth therein (collectively, the “Purchase Agreement);

WHEREAS, Harvey and Kendall constitute both of the Stockholders of BioCup prior to the Closing Date under the Purchase Agreement, and are currently the sole stockholders of Western Hemp;

WHEREAS, Harvey and Kendall would not have consummated the sale and transfer of the Transferred Asset under the Purchase unless the Company agreed to enter into this Agreement with Western Hemp; and

WHEREAS, this Agreement constitutes an Exhibit to the Purchase Agreement and the Board of Directors of Advertiser and the Publisher, among others, have determined that it is in the best interests of the Parties to agree to the terms herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions. All capitalized terms not defined herein shall have the meaning ascribed to them in the Purchase Agreement. In the event of a conflict between the capitalized terms defined and set forth in this Agreement and the defined terms of the Purchase Agreement, the definitions set forth in this Agreement shall control.

2.	Recitals Incorporated. The foregoing recitals are incorporated herein by reference into this Agreement as though set forth at length.

3.	Advertisement Publication Rights.

3.1	Publication Rights. During the Term of this Agreement, the Publisher hereby grants to the Advertiser the optional right for the placement of the Publication Advertisement (defined below), subject to this Section 3, within each commercially distributed issue of the print publication of High Times Magazine; it being understood by the Parties that the content and placement of each Publication Advertisement shall be determined in the sole discretion of the Publisher except for the double page inside front cover advertisement described in Section 3.2 (the “Advertising Publication Rights”). For the avoidance of doubt, such Advertising Publication Rights shall not include any such rights or interest that permit the Advertiser to dictate the number of issues or quantity of print publications of High Times Magazine to be commercially distributed per annum.

3.2	Publication Advertisement. Advertiser may submit to the Publisher a double page inside front cover advertisement layout, limited to a subject matter involving the business activities of Western Hemp (the “Publication Advertisement”).

3.3	Print Advertisement Implementation. Subject to this Section 3, the Publication Advertisement shall be commercially printed in such a manner that constitutes the ordinary advertising print publication practices of the High Times Magazine, to be displayed and set forth within the confines of the Publisher’s designated advertisement placement section on the inside front cover of the print publication of High Times Magazine.

4.	Website Advertisements.

4.1	Website Advertising Rights. Subject to this Section 4, during the Term of this Agreement, Publisher hereby agrees to grant the Advertiser the optional right for website banner advertising placement on the High Times website, located at www.hiwittintes.com and cannabiscup.com, to include a rotating banner placement to be made available and included within all web banner advertisements located on the High Times website, (the “Website Advertisements”). It being further understood by the Parties that the final content and placement of each Website Advertisement shall be determined in the sole discretion of the Publisher.

4.2	Website Banner Advertisements. Advertiser may submit to the Publisher a design layout for a rotating Website Advertisements, which shall be limited to subject matters involving the business activities of Western Hemp.

4.3	Website Advertisement Implementation. Each Website Banner Advertisement shall be (i) made commercially available at the Publisher’s website addresses located at www.hightimes.com and cannabiscup.com (or such other website that becomes the Publisher’s primary domain name for the sale of advertisement placement under the High Times brand) (collectively, the “Publisher Website”), (ii) included within all advertisement sections of the Publisher Website that includes the placement of website banner advertisements.

5.	Publisher’s Discretion. Publisher reserves the right to place the word “ADVERTISEMENT” on any Website Banner Advertisement or Publication Advertisement (collectively, the “Advertisements”) that Publisher believes to resemble or to be confusingly similar to the High Times Magazine or website content, editorial or article format.

6.	Sponsored Article Publication.

6.1	Sponsored Articles. Publisher hereby agrees to design, develop, sponsor and produce written content articles for the BC Bud Depot business, of Western Hemp, to consist of such subject matters to be determined by Western Hemp (the “Sponsored Articles”).

6.2	Implementation. Publisher will publish a minimum of one (1) Sponsored Article to be published in the High Times Magazine written publication on a biennial basis (every other fiscal year), provided that, Publisher shall have the sole right to determine the timing and release of the Sponsored Articles within any such High Times Magazine written publication released within any such fiscal year as well as the physical location or placement of any Sponsored Articles within a High Times Magazine publication.

6.3	Development. In accordance with this Section 6, Western Hemp shall be required, prior to any publication of a Sponsored Article, to provide the Publisher with the subject matter of the Sponsored Article. Publisher shall remain responsible and undertake the obligations for the drafting and compiling of texts, graphics, content research, production and the overall appearance of the Sponsored Articles to be included within the High Times Magazine written publication. Except for the subject matter of the Sponsored Articles (as set forth in this Section 6.3), Publisher shall not be required to obtain any approval or consent from Western Hemp in regards to the substance of the written content, editorial decisions or publication of the Sponsored Article.

6.4	Approval Rights. Notwithstanding Section 6.3 above, the Publisher will retain the right to oppose or reject any potential or suggested Sponsored Article subject matter submitted in accordance with Section 6.3 that directly conflicts with the fundamental values of the High Times Magazine or may potential harm or impair the commercial value or recognition of the High Times brand (the “Approval Right”), provided, however, that the exercise of the foregoing Approval Right by Publisher shall be made in a commercially reasonable manner. The Parties hereto recognize that the Approval Rights are designated for verification of accuracy of information contained within the Sponsored Article, and to avoid publication of morally or commercially offensive material, or material that is obscene, defamatory, confidential, dangerous, commercially harmful to the High Times brand or otherwise tending to expose the Publisher to civil or criminal liability, in the commercially reasonable judgment of the Publisher.

7.	Term. This Agreement shall commence upon the Closing Date of the Purchase Agreement and continue in perpetuity or until such time that the Legends Valley Music Festival (including any variation of the Legends Valley Music Festival such music and cannabis festival as to the location, timing or name of the such festival shall be deemed to be the holding of the Legends Valley Music Festival even if held under a different name, different location in British Columbia or different set of dates or any combination of the foregoing) ceases operation and further continuance thereof.

8.	Cost. There shall not be any cost to Western Hemp for the Publication Advertisement, Website Advertisements or the Sponsored Articles.

9.	General Release. The Publisher hereby releases claims held by it against Western Hemp and any nominee of Harvey regarding any outstanding and unpaid advertising invoices including “BC Bud Depot”, “GFS Industries”, or “WHG LTD”.

10.	Representations and Warranties.

10.1	Intellectual Property. Western Hemp owns or has the right to use all intellectual property included in any Website Banner Advertisement or Publication Advertisement (collective, the “Advertisements”) and any materials, content, intellectual property, licenses or copyright insertions issued by Western Hemp to the Company, including but not limited to the License (as set forth in Section 8 above) and that the foregoing does not and will not at any time during the Term of this Agreement infringe or damage any Person;

10.2	Organization. Western Hemp is a corporation, duly incorporated, validly existing and in good standing under the laws of Canada and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is now being conducted and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license.

10.3	Authority. Each Party has the power and authority to execute and deliver this Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Parties of this Agreement have been duly and validly authorized by all necessary corporate action of the Parties. This Agreement has been duly executed and delivered by the Parties and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligations of the Parties, enforceable against the Parties in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

11.	Indemnification. Western Hemp agrees to indemnify and hold harmless the Publisher, its directors, officers, employees, the Parent, subsidiaries and Affiliates from any and all claims and resulting damages, loss, and expense (including attorney fees) arising out of any claim or cause of action by any Person arising after the Closing Date against the Publisher with respect to the publication of Advertisements or use of the License. These foregoing claims include, but are not limited to, claims or suits for trademark infringement or copyright infringement.

12.	Submission of Materials. Advertiser agrees to supply to Publisher all elements of the Advertisements to be published, including properly formatted files and Advertising artwork and design.

13.	Errors. Publisher accepts no responsibility for any errors in the Advertisements prepared or approved by the Advertiser.

14.	Assignment. Except as otherwise expressly permitted by this Agreement, neither this Agreement nor any of the parties’ rights or obligations will be assignable or delegable by Western Hemp without the prior written consent of the Company; provided, however, the Company shall be permitted to assign this Agreement to an Affiliate, or (b) the Company may assign this Agreement in connection with the transfer of all or substantially all of Company’s assets, whether via a merger, sale, reorganization or other transaction, provided, in each case, that such party is in good standing under this Agreement at such time, and that the entity to which the Agreement is assigned agrees in writing to fulfill all of such party’s obligations under this Agreement. Except as expressly provided above, any attempted assignment or transfer by Western Hemp without the consent of the Company will be void. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

15.	Force Majeure. Neither party will be liable to the other, or will be considered to be in breach of this Agreement, on account of any delay or failure to perform as a result of any acts of god, acts of any political entity, or natural disasters, or any other causes or conditions that are beyond such Party’s reasonable control. Should any such event occur, the affected Party will give prompt written notice to the other Party and will use commercially reasonable efforts to minimize the impact of the event.

16.	No Joint Venture or Partnership. This Agreement shall not be construed to be a joint venture or a partnership between Company and Western Hemp. Each party shall be solely responsible for and shall hold the other harmless for any and all claims for taxes, fees, costs, and workmen’s compensation.

17.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

Trans-High Corporation

5514 Wilshire Boulevard

Los Angeles, CA 90036

Attn: Matthew Stang, CRO

Tel: 310-774-0100

Email: matt@hightimes.com

Western Hemp Genetics Ltd.

370 - 3381 Cambie Street

Vancouver, B.C. V5Z 4R3

matt@bcbuddepot.com

camel@bcbuddepot.com

18.	Severability. If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

19.	Waiver. Unless otherwise expressly agreed, no delay, act or omission by either Party in exercising any right or remedy will be deemed a waiver of that, or any other, right or remedy.

20.	Amendment. No amendment of this Agreement will be valid unless agreed in writing by an authorized signatory of each Party.

21.	Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of California, USA, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first written above by their respective officers thereunto duly authorized.

TRANS-HIGH CORPORATION

By:	/s/ Matthew Stang
Name: Matthew Stang
Title: Chief Revenue Officer

WESTERN HEMP GENETICS LTD.

By:	/s/ Matthew Harvey
Name: Matthew Harvey
Title: CEO

Accepted and Approved on

Behalf of Western Hemp Genetics Ltd.

/s/ Matthew Harvey
Matthew Harvey

/s/ Derrick Kendall
Derrick Kendall